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                                                                       Exhibit 2

                             STOCK TENDER AGREEMENT


     STOCK TENDER AGREEMENT, dated as of March 17, 1995 (the "Agreement"), among Allen & Company Incorporated, a New York corporation (the "Stockholder"), Waste Management, Inc., an Illinois corporation ("Parent") and WMI Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Buyer").

     WHEREAS, Buyer, and Resource Recycling Technologies, Inc., a Delaware corporation (the "Company") propose to enter into an Agreement and Plan of Merger dated the date hereof (the "Acquisition Agreement") which provides, among other things, that Buyer shall commence an all cash tender offer to purchase any and all shares of common stock of the Company at a purchase price of $11.50 per share (the "Offer", which term shall include any amendment thereof not in violation of the Acquisition Agreement), to purchase any and all of the issued and outstanding shares of Company's Common Stock, par value $1.00 per share ("Common Stock"), and shall merge Buyer with and into the Company (the "Merger"), in each case upon the terms and subject to the conditions set forth in the Acquisition Agreement (any term used herein without definition shall have the definition ascribed thereto in the Acquisition Agreement);

     WHEREAS, as of the date hereof, the Stockholder beneficially owns 664,806 shares of Common Stock (the "Stockholder's Shares");

     WHEREAS, as a condition to the willingness of the Company and Buyer to enter into the Acquisition Agreement, and as an inducement to them to do so, the Stockholder has agreed for the benefit of the Company and Buyer to tender the Stockholder's Shares, and any other shares of Common Stock at any time during the term of this Agreement held by Stockholder, in response to the Offer on the terms and conditions contained in this Agreement; and

     WHEREAS, the Board of Directors of the Company has approved the Acquisition Agreement, the Offer, the Merger and this Agreement.

     NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement the parties hereby agree as follows:

                                   ARTICLE 1

                                 TENDER OFFER

     SECTION 1.1. Tender of Shares. (a) Within five (5) business days of the commencement by the Buyer of the Offer the Stockholder shall tender to the depositary (the "Depositary") designated in the Offer to Purchase (the "Offer to Purchase") distributed by the Buyer in connection with the Offer (i) a letter of transmittal with respect to the Stockholder's Shares and any other shares of Common Stock held by the Stockholder (such shares being referred to herein as the "Shares"), complying with the terms of the Offer to Purchase, together

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with instructions directing the Depositary to make payment for such Shares directly to the Stockholder (but if such Shares are not accepted for payment and are to be returned pursuant to the Offer to Purchase, to return such Shares to Stockholder), (ii) the certificates representing the Shares and/or (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer to Purchase (such documents in clauses (i) through (iii) collectively being hereinafter referred to as the "Tender Documents").

          (b) The Stockholder will not, subject to applicable law, withdraw the tender effected in accordance with Section 1.1.(a); provided, however, that the Stockholder may decline to tender, or may withdraw, any and all Shares if (A) the amount or form of consideration to be paid for such Shares is less than cash in the amount of $11.50 per Share, net to the Stockholder in cash, (B) the Acquisition Agreement is terminated, or (C) the Board of Directors of the Company has withdrawn its recommendation of the Offer pursuant to Section 6.1(c)(ii) of the Acquisition Agreement, provided that if such withdrawal of a recommendation occurs and the Board of Directors subsequently recommends an offer by Buyer or an affiliate of Buyer for a consideration per Share greater than $11.50 per Share, the Stockholder agrees to re-tender any Shares it has withdrawn, whereupon all the terms of this Agreement shall be revived and applicable to such Shares.

     SECTION 1.2. Additional Shares. Any Shares of Common Stock acquired by the Stockholder after the date hereof and prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, distribution, dividend or otherwise, shall be immediately tendered by the Stockholder and shall constitute "Shares" subject to the terms of this Agreement.

     SECTION 1.3. No Purchase. Buyer may allow the Offer to expire without accepting for payment or paying for any Shares, as set forth in the Offer to Purchase, without purchasing all or any Shares pursuant thereto. If any Shares are not accepted for payment in accordance with the terms of the Offer to Purchase, they shall be returned to Stockholder, whereupon they shall continue to be held by Stockholder subject to the terms and conditions of this Agreement.

     SECTION 1.4. Restrictions. Except as contemplated by Section 1.1 hereof and so long as the Board of Directors of the Company has not withdrawn its recommendation of the Offer pursuant to Section 6.1(c)(ii) of the Acquisition Agreement, Stockholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of Stockholder's Shares or any interest therein; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) other than as may be permitted to the Company by
Section 4.6 of the Acquisition Agreement, solicit, initiate or knowingly promote any party other than Buyer or an affiliate of Buyer to acquire or offer to acquire the Company, any of its Common Stock or a material portion of the assets or business of the Company or any of its subsidiaries.

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                                   ARTICLE 2

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER

     Stockholder represents, warrants and covenants to the Buyer that:

     SECTION 2.1. Ownership. The Stockholder is the sole, true, lawful and beneficial owner of the Stockholder's Shares with no restriction on voting rights or rights of disposition pertaining to the Shares, and does not currently beneficially own any other Shares. Stockholder will convey good and valid title to the Shares being purchased pursuant to the Offer or the Merger, as the case may be, free and clear of any and all claims, liens, charges, encumbrances and security interests. Except as contemplated hereby, none of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

     SECTION 2.2. Non-Contravention. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby (i) is within Stockholder's powers, have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person), (ii) require no action in respect of, or filing with, any governmental body, agency, official or authority (except as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or the Securities Exchange Act of 1934), and (iii) do not and will not contravene or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Stockholder or to a loss of any benefit of Stockholder under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on Stockholder or result in the imposition of any lien on any asset of Stockholder.

     SECTION 2.3. Binding Effect. This Agreement has been duly executed and delivered by Stockholder and is the valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

                                   ARTICLE 3

               REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

     Buyer represents, warrants and covenants to Stockholder that:

     SECTION 3.1. Corporate Power and Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer and no other corporate action on the part of Buyer is necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

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     SECTION 3.2.  Binding Effect.  This Agreement has been duly executed and delivered by Buyer and is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

     SECTION 3.3. Acquisition for Buyer's Account. Any Shares to be acquired upon consummation of the Offer will be acquired by Buyer for its own account and not with a view to the public distribution thereof and will not be transferred except in compliance with the Securities Act of 1933.

                                   ARTICLE 4

                                 MISCELLANEOUS

     SECTION 4.1. Expenses. Each party will pay its own costs and expenses incurred in connection with this Agreement.

     SECTION 4.2. Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement.

     SECTION 4.3. Notice. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to such party at its address set forth on the signature page hereto.

     SECTION 4.4. Amendments; Termination. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties thereto. This Agreement will terminate upon the termination of the Acquisition Agreement in accordance with its terms.

     SECTION 4.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that Buyer may assign its rights and obligations to another wholly owned subsidiary of Buyer who is the assignee of Buyer's rights under the Acquisition Agreement, and provided, further, that except as set forth in the prior clause, a party may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

     SECTION 4.6. Governing Law. This Agreement shall be construed in accordance with and governed by the law of Delaware without giving effect to the principles of conflicts of laws thereof.

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     SECTION 4.7.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                WASTE MANAGEMENT, INC.


                                    /s/ JOSEPH M. HOLSTEN
                                By:____________________________________
                                    Name: Joseph M. Holsten
                                    Title: Executive Vice President
                                    3003 Butterfield Road
                                    Oak Brook, Illinois 60521
                                    Attention:  General Counsel


                                WMI ACQUISITION SUB, INC.


                                    /s/ JOSEPH M. HOLSTEN
                                By:____________________________________
                                    Name: Joseph M. Holsten
                                    Title: Vice President
                                    c/o Waste Management, Inc.
                                    3003 Butterfield Road
                                    Oak Brook, Illinois 60521
                                    Attention:  General Counsel


                                ALLEN & COMPANY INCORPORATED


                                    /s/ STEVEN J. GREENFIELD
                                By:____________________________________
                                    Name: Steven J. Greenfield
                                    Title: Vice President
                                    711 Fifth Avenue
                                    New York, New York 10022

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